Exhibit 4.1

América Móvil, S.A.B. de C.V.,

as Issuer

Citibank, N.A.,
as Trustee and Registrar

and

Citibank, N.A., London Branch,
as Paying Agent, Authenticating Agent and London Transfer Agent

ADDITIONAL NOTES SUPPLEMENT

Dated as of November 25, 2025

to the

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of February 1, 2024

Ps.6,500,000,000

10.300% Senior Notes due 2034

ADDITIONAL NOTES SUPPLEMENT, dated as of November 25, 2025 (this “Additional Notes Supplement”), to the Seventh Supplemental Indenture, dated as of February 1, 2024 (the “Seventh Supplemental Indenture”), among América Móvil, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (the “Company”), having its principal office at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, 11529, México D.F., México,Citibank, N.A., a national banking association, as Trustee (the “Trustee”) and Registrar, and Citibank, N.A., London Branch, a national banking association, as Paying Agent (in such capacity, the “Paying Agent”), Authenticating Agent (in such capacity, the “Authenticating Agent”) and London Transfer Agent (in such capacity, the “London Transfer Agent”) to the Indenture, dated as of October 1, 2018, among the Company, the Trustee and the Paying Agent (the “Base Indenture”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have executed the Base Indenture on October 1, 2018, and the Company, the Trustee and the Paying Agent have executed the Seventh Supplemental Indenture on February 1, 2024, in connection with the Company’s original issuance of Ps.20,000,000,000 10.300% Senior Notes due 2034 (the “Initial Notes”);

WHEREAS, Section 201(b) of the Seventh Supplemental Indenture provides for the issuance from time to time thereunder of additional notes by the Company with terms and conditions identical to those of the Initial Notes (except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid), which additional notes will be consolidated and form a single series with the Initial Notes;

WHEREAS, the Company, the Trustee and the Paying Agent executed an additional notes supplement on July 8, 2025, pursuant to which the Company issued Ps.3,500,000,000 aggregate principal amount of additional 10.300% Senior Notes due 2034, which were consolidated and form a single series with the Initial Notes, and shall also be deemed to be “Initial Notes” for the purposes of this Additional Notes Supplement;

WHEREAS, the Company desires to issue an additional Ps.6,500,000,000 aggregate principal amount of its 10.300% Senior Notes due 2034 (the “Additional Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this Additional Notes Supplement to create and issue the Additional Notes under the Seventh Supplemental Indenture and the Base Indenture;

WHEREAS, pursuant to Section 201(b) of the Seventh Supplemental Indenture, the Company, the Trustee and the Paying Agent are authorized to execute and deliver this Additional Notes Supplement, without the consent of any Holder; and

WHEREAS, all things necessary to make this Additional Notes Supplement, together with the Base Indenture and the Seventh Supplemental Indenture, a valid agreement of the Company, in accordance with their terms, have been done.

2
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Paying Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Additional Notes as follows:

SECTION 1.    Unless otherwise defined in this Additional Notes Supplement, terms defined in the Seventh Supplemental Indenture are used herein as therein defined.

SECTION 2.    Except insofar as otherwise expressly provided in this Additional Notes Supplement, all the definitions, provisions, terms and conditions of the Base Indenture and the Seventh Supplemental Indenture shall remain in full force and effect.  The Base Indenture and the Seventh Supplemental Indenture, as supplemented by this Additional Notes Supplement, are in all respects ratified and confirmed, and the Base Indenture, the Seventh Supplemental Indenture and this Additional Notes Supplement shall be read, taken and considered as one and the same instrument for all purposes with respect to the Additional Notes.

SECTION 3.    The Additional Notes are being originally issued by the Company on the date hereof in an aggregate principal amount of Ps.6,500,000,000, which shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Initial Notes. The Additional Notes will vote together with the Initial Notes as from the date hereof.

SECTION 4.    The Stated Maturity of the Additional Notes shall be January 30, 2034.  The Additional Notes shall bear interest at the rate of 10.300% per annum from July 30, 2025.

SECTION 5.    The Additional Notes shall be issued only in registered form without coupons and in minimum denominations of Ps.2,000,000 and integral multiples of Ps.10,000 in excess thereof.  The Additional Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.

SECTION 6.    The terms and provisions of the Additional Notes, the form of which is set forth in Exhibit A hereto, shall constitute, and are hereby expressly made, a part of this Additional Notes Supplement and, to the extent applicable, the Company, the Trustee and the Paying Agent by their execution and delivery of this Additional Notes Supplement, expressly agree to such terms and provisions and to be bound thereby.

SECTION 7.    This Additional Notes Supplement shall be governed by, and construed in accordance with, the law of the State of New York. The parties hereto ratify the provisions of Sections 301 and 302 of the Seventh Supplemental Indenture with respect to this Additional Notes Supplement, as if such provisions were set forth in their entirety herein.

SECTION 8.    This Additional Notes Supplement may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

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SECTION 9.     Neither the Trustee nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Additional Notes Supplement or for or in respect of the recitals contained herein, all of which recitals are made by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Additional Notes Supplement to be duly executed on their respective behalves, all as of the day and year first written above.
AMÉRICA MÓVIL, S.A.B. DE C.V.,
as Issuer

By:	/s/ Carlos José Garcia Moreno Elizondo
Name: Carlos José Garcia Moreno Elizondo
Title: Chief Financial Officer

By:	/s/Alejandro Cantú Jiménez
Name: Alejandro Cantú Jiménez
Title: General Counsel

CITIBANK, N.A.,
as Trustee,

By:	/s/ Eva Waite
Name: Eva Waite
Title: Senior Trust Officer

CITIBANK, N.A., LONDON BRANCH, as Paying Agent, Authenticating Agent and London Transfer Agent

By:	/s/ Kieran Odedra
Name: Kieran Odedra
Title: Vice President

EXHIBIT A

FORM OF ADDITIONAL NOTE

(a)          Form of Face of Note.

[INCLUDE IF NOTE IS A GLOBAL NOTE AND THE COMMON DEPOSITARY IS CITIBANK EUROPE PLC, AS COMMON DEPOSITARY FOR CLEARSTREAM AND EUROCLEAR — THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AS SUPPLEMENTED BY THE SEVENTH SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF CITIBANK EUROPE PLC, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING AND EUROCLEAR BANK S.A./N.V. UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

AMÉRICA MÓVIL, S.A.B. DE C.V.
10.300% Senior Notes due 2034

ISIN: XS2701559440 / Common Code: 270155944

No.	Ps.

América Móvil, S.A.B. de C.V. (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), for value received, hereby promises to pay to Citibank Europe PLC, as common depositary for Clearstream Banking and Euroclear Bank S.A./N.V., or registered assigns, the principal sum of                        Mexican pesos, as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on January 30, 2034 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from July 30, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, semi-annually in arrears on January 30 and July 30 of each year, commencing on January 30, 2026 at the rate of 10.300% per annum, until the principal hereof is paid or made available for payment; provided that any principal of, and any premium and interest on, this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture. All capitalized terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Interest on the Notes shall be calculated at a fixed rate computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the day on which Clearstream and Euroclear are open for business next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof by the Trustee shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, and premium, if any, and interest on this Note, shall be made at the Office of the Paying Agent or the agency of the Company in the Borough of Manhattan, The City of New York, New York maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in Mexican pesos against surrender of this Note in the case of any payment due at the Maturity of the principal thereof; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register; and provided, further, that all payments of the principal of and interest on this Note, the Permitted Holders of which have given wire transfer instructions to the Trustee in writing, the Company, or its agent at least 10 Business Days prior to the applicable payment date, shall be required to be made by wire transfer of immediately available funds to the accounts specified by such Permitted Holders in such instructions. [If the Note is a Global Note, then insert—Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall, for all purposes, have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:
AMÉRICA MÓVIL, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

CITIBANK, N.A., London Branch
as Authenticating Agent

By:
Authorized Officer

(b)          Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Company (the “Notes”), issued under the Indenture, dated as of October 1, 2018 (the “Base Indenture”), among the Company, Citibank, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), Registrar and Transfer Agent, and Citibank, N.A., London Branch, as Paying Agent (in such capacity, the “Paying Agent”), as supplemented by the Seventh Supplemental Indenture, dated as of February 1, 2024, among the Company, the Trustee and Citibank, N.A., London Branch, as Paying Agent, Authenticating Agent (in such capacity, the Authenticating Agent) and London Transfer Agent (in such capacity, the “London Transfer Agent”) (the “Seventh Supplemental Indenture”), as supplemented by (a) the Additional Notes Supplement to the Seventh Supplemental Indenture, dated as of July 8, 2025 (the “Existing Additional Notes Supplement”), and (b) the Additional Notes Supplement to the Seventh Supplemental Indenture dated as of November 25, 2025 (the “Additional Notes Supplement” and, together with the Base Indenture, the Seventh Supplemental Indenture and the Existing Additional Notes Supplement, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, indemnities, duties and immunities thereunder of the Company, the Trustee, the Paying Agent, each Transfer Agent, the Authenticating Agent and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional notes on terms and conditions identical to those of this Note (except for issue date, issue price and the date from which interest shall accrue and, if applicable, the date on which interest will first be paid) may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Note attached hereto will be correspondingly adjusted.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

All payments of principal, premium, if any, and interest in respect of the Notes shall be made after withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Mexico or any authority therein or thereof having power to tax (“Mexican Taxes”). In the event of any withholding or deduction for any Mexican Taxes, the Company shall pay such additional interest (“Additional Interest”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Mexican Taxes payable in respect of Additional Interest) been required, except that no such Additional Interest shall be payable with respect to any payment on a Note to the extent:

(i)
that any such taxes, duties, assessments or other governmental charges are imposed solely because of (A) a connection between the Holder and Mexico other than the ownership or holding of such Note and the mere receipt of payments with respect to such Note or (B) failure by the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the Holder or any beneficial owner of such Note if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge, and the Company has given the Holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required, to the effect that Holders will be required to provide such information and identification;

(ii)
of any such taxes, duties, assessments or other governmental charges with respect to such Note presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Interest on presenting such Note for payment on any date during such 15-day period;

(iii)	of any estate, inheritance, gift or other similar taxes, assessments or other governmental charges imposed with respect to such Note;

(iv)	of any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on such Note;

(v)
of any payment on such Note to a Holder who is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Interest had such beneficiary, settlor, member or beneficial owner been the Holder of such Note; and

(vi)	any combination of the items in Clauses (i) through (v) above.

For purposes of the provisions described in Clause (i) above, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Interest set forth in Clause (i)(B) above shall not apply (a) if the provision of information, documentation or other evidence described in such Clause (i)(B) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including the United States - Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice or (b) unless (i) the provision of the information, documentation or other evidence described in such Clause (i)(B) is expressly required by the applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation), (ii) the Company cannot obtain such information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on its own through reasonable diligence and (iii) the Company otherwise would meet the requirements for application of the applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation). In addition, such Clause (i)(B) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Person register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax.

Neither the Trustee nor the Paying Agent shall have any duty to calculate the Additional Interest nor shall they have any duty to review or verify the Company´s calculations of the Additional Interest.

The Company shall remit the full amount of any Mexican Taxes withheld to the applicable Mexican taxing authorities in accordance with applicable law. The Company shall also provide the Trustee with the constancia or other relevant documentation, if any (which may consist of certified copies of such documentation), satisfactory to the Trustee evidencing the payment of Mexican Taxes in respect of which the Company has paid any Additional Interest. Copies of such documentation shall be made available to the Holders of the Notes or any Paying Agent, as applicable, upon request therefor.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references herein and in the Indenture to principal, premium, if any, interest or any other amount payable in respect of any Note shall be deemed to include all Additional Interest, if any, payable in respect of such principal, premium, interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Interest (or Additional Amounts) in any provision hereof or thereof shall not be construed as excluding reference to Additional Interest (or Additional Amounts) in those provisions hereof or thereof where such express mention is not made.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs is based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, interest or Additional Interest (or Additional Amounts) shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 1009 of the Base Indenture.

The Company may, at its option, redeem the Notes as provided below in the following clauses (i) and (ii) upon the terms set forth in Section 1101 of the Base Indenture:

(i)           The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ notice, in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes being redeemed, (B) any accrued and unpaid interest thereon to the Redemption Date and (C) any Additional Interest which would otherwise be payable thereon up to but not including the Redemption Date, solely if, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change in such laws, rules or regulations becomes effective on or after February 1, 2024, the Company would be obligated, after taking such measures as the Company may consider reasonable to avoid such requirement, to pay Additional Interest in excess of the Additional Interest that the Company would be obligated to pay if payments made on the Notes were subject to withholding or deduction of Mexican Taxes at the rate of 4.9%; provided, however, that (1) no notice of redemption pursuant to this clause (i) may be given earlier than 90 days prior to the earliest date on which the Company would but for such redemption be obligated to pay such Additional Interest if a payment on the Notes were then due and (2) at the time such notice of redemption is given, the Company’s obligation to pay such Additional Interest remains in effect;

(ii)          The Company may, at its option, redeem the Notes upon not less than 10 nor more than 60 days’ notice, at any time, or from time to time:

(A) prior to the Par Call Date, in whole or in part, at a Redemption Price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the M Bono Rate plus 15 basis points less (b) interest accrued to the Redemption Date and (2) 100% of the principal amount of the Notes to be redeemed, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date; and

(B) on or after the Par Call Date, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the outstanding principal amount of the Notes being redeemed to the Redemption Date.

For purposes of the preceding clause (ii), the following terms shall have the specified meanings:

“Par Call Date” means October 30, 2033 (the date that is three months prior to the stated maturity of the Notes).

“M Bono Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable M Bono Issue, assuming a price for the Comparable M Bono Issue (expressed as a percentage of its principal amount) equal to the Comparable M Bono Price for such Redemption Date.

“Comparable M Bono Issue” means the Mexican Bonos de Desarrollo del Gobierno Federal con Tasa de Interés Fija security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes (assuming, for this purpose, that the Notes matured on the Par Call Date).

“Independent Investment Banker” means one of the Reference M Bono Dealers appointed by us.

“Comparable M Bono Price” means, with respect to any redemption date (1) the average of the Reference M Bono Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference M Bono Dealer Quotation or (2) if we obtain fewer than four such Reference M Bono Dealer Quotations, the average of all such quotations.

“Reference M Bono Dealer” means (i) Casa de Bolsa BBVA México, S.A. de C.V., Grupo Financiero BBVA México; (ii) Citibanamex Casa de Bolsa, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Citibanamex; (iii) Goldman Sachs México, Casa de Bolsa, S.A. de C.V.; (iv) HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC; (v) J.P. Morgan Casa de Bolsa, S.A. de C.V., J.P. Morgan Grupo Financiero; (vi) Morgan Stanley México, Casa de Bolsa, S.A. de C.V. (vii) Banco Santander México, S.A. Institución Múltiple, Grupo Financiero Santander México; and (viii) Inversora Bursátil, S.A. de C.V. Casa de Bolsa, Grupo Financiero Inbursa, or their affiliates that are primary Mexican government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary Mexican government securities dealer in Mexico City (a “Primary M Bono Dealer”), the Company will substitute therefor another Primary M Bono Dealer.

“Reference M Bono Dealer Quotation” means, with respect to each Reference M Bono Dealer and any redemption date, the average, as determined by us, of the bid and ask prices for the Comparable M Bono Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference M Bono Dealer at 2:30 p.m. (Mexico City time) on the third business day preceding such redemption date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, on the one hand, and the rights of the Holders of the Notes, on the other hand, to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (1) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (2) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, and/or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Section 304 of the Base Indenture), the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the corporate trust office of the Trustee or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of Ps.2,000,000 and integral multiples of Ps.10,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee or the Paying Agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[If the Note is a Global Note, then insert: This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Notes, including the limitations in Section 304 of the Base Indenture on transfers and exchanges of Global Notes.]

This Note and the Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable law:

TEN COM - as tenants in common	UNIF GIFT MIN ACT—______________ (Cust)
TEN ENT - as tenants by the entireties	Custodian _____________ under Uniform (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act ________________ (State)

Additional abbreviations may also be used
though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of transfer or exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Registrar